Exhibit 99.1

Designated Filer:	Warburg Pincus Private Equity IX, L.P.
Issuer & Ticker Symbol:	Vringo, Inc. (VRNG)
Date of Event Requiring Statement:	June 21, 2010

Explanation of Responses:

(1)           This Form 3 is filed on behalf of  Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), Warburg Pincus IX, LLC, a New York limited liability company (“WP IX LLC”), Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), Warburg Pincus & Co., a New York general partnership (“WP”), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the “Reporting Persons”).

(2)           WP IX is the direct record owner of 840,116 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Vringo, Inc. (the “Issuer”).  The sole general partner of WP IX is WP IX LLC.  WPP LLC is the sole member of WP IX LLC.  WP is the managing member of WPP LLC.  WP LLC manages WP IX.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WP, WP LLC, WPP LLC, WPIX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX.  Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaims beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.